Exhibit 99.1

MONOLITHIC POWER SYSTEMS UPDATES REVENUE OUTLOOK FOR THIRD-QUARTER 2005

Revenue Forecast Increased to $27 Million to $29 Million

LOS GATOS, Calif., August 31, 2005 — Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today updated its outlook for net revenues for the third quarter ending September 30, 2005. MPS currently expects third-quarter net revenues to range from approximately $27 million to $29 million, up from the previous estimate of approximately $25 million to $27 million.

MPS attributed its updated revenue outlook to increased demand for its DC to DC product segments across a broad base of applications and markets in Asia.

“We are pleased to see a faster than expected product adoption rate by our customers,” said Michael Hsing, CEO of MPS. “We believe that this is a result of our continuing expansion of sales and marketing efforts in the region.” In reporting its financial results for the second quarter of 2005 on July 28, 2005, the company had estimated that net revenues for the third quarter would range from approximately $25 million to $27 million. This outlook was included in management’s prepared remarks for MPS’ regular quarterly teleconference, a webcast of which is available to all investors on the corporate website at http://www.monolithicpower.com/cmp_0204_ir_invevents.htm

About MPS

Monolithic Power Systems, Inc. (MPS) designs, develops and markets proprietary, advanced analog and mixed-signal semiconductors for large and high-growth markets. The company’s integrated circuits (ICs) are used in a variety of electronic products, such as notebook computers, flat panel displays, cellular handsets, digital cameras, wireless local area network (LAN) access points, home entertainment systems, and personal digital assistants (PDAs). MPS utilizes a fabless business model, manufacturing its ICs through foundry partners that employ the company’s proprietary process technology. MPS is based in Los Gatos, California, and through MPS International maintains international sales offices in Taiwan, China, Japan, and Korea.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding, among other things, expected net revenues for the third quarter ending September 30, 2005. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the potential impact on customers of the effects of litigation in which the company is involved, risks associated with the continued development and expansion of our business in Asia and other regions; acceptance of, or demand for, our products being lower than expected; and, based on our limited operating history, difficulty in predicting or budgeting for future expenses and financial contingencies.

Other risk factors are listed in MPS’ SEC filings, including but not limited to the final prospectus for its initial public offering of common stock filed on November 19, 2004, its Annual Report on Form 10-K filed on March 31, 2005, and its Quarterly Report on Form 10-Q filed on August 15, 2005.

The forward-looking statements in this press release represent MPS’ targets, not predictions of actual performance. Any statements by persons outside of MPS speculating on the progress of the quarter, or other aspects of MPS’ business, are not based on internal MPS information and should be assessed accordingly by investors.

###

MPS, Monolithic Power Systems, and the MPS logo are among the trademarks of Monolithic Power Systems, Inc. in the U.S. and certain other countries.

Contact Information

Investor Relations Contact(s):

Monolithic Power Systems, Inc.

investors@monolithicpower.com

(408) 357-6759